Exhibit 99.1
CINCINNATI FINANCIAL CORPORATION

Investor Contact: Dennis E. McDaniel, 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik, 513-603-5323 Media_Inquiries@cinfin.com
Cincinnati Financial Reports First-quarter 2009 Results
Cincinnati, April 30, 2009 — Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•	First-quarter 2009 net income of $35 million, or 22 cents per share, compared with a net loss of $42 million, or 26 cents per share, in the first quarter of 2008.

•	Operating income* of $37 million, or 23 cents per share, compared with $109 million, or 66 cents per share.

•	Previously announced catastrophe losses and workers’ compensation reserve strengthening reduced first-quarter net income by 29 cents per share compared with 15 cents per share for first-quarter 2008.

•	The investment income portion of net income per share for the first quarter of 2009 was 59 cents compared with 74 cents for the first quarter of 2008, down 15 cents per share.
Financial Highlights

	Three months ended March 31,
(Dollars in millions except share data)	2009	2008	Change %

Revenue Highlights
Earned premiums	$765	$780	(2.0)
Investment income	124	152	(18.7)
Total revenues	890	704	26.5
Income Statement Data
Net income (loss)	$35	$(42)	nm
Net realized investment gains and losses	(2)	(151)	98.9

Operating income*	$37	$109	(65.7)

Per Share Data (diluted)
Net income	$0.22	$(0.26)	nm
Net realized investment gains and losses	(0.01)	(0.92)	98.9

Operating income*	$0.23	$0.66	(65.2)

Book value	23.88	33.40	(28.5)
Cash dividend declared	$0.39	$0.39	0.0
Diluted weighted average shares outstanding	162,663,625	165,105,311	(1.5)
Insurance Operations Highlights
•	107.5 percent first-quarter 2009 property casualty combined ratio, representing an underwriting loss of $55 million.

•	Property casualty net written premiums increased $2 million or 0.3 percent, including $7 million in net written premiums from surplus lines operation launched in 2008.

•	$21 million increase in property casualty new business written by agencies in the first quarter of 2009, driven by new agents appointed in recent years and expansion of surplus lines and personal lines marketing in established agencies.
Investment and Balance Sheet Highlights
•	$515 million in cash and cash equivalents at March 31, 2009, providing exceptional liquidity and capital flexibility for shareholder dividends and capacity for future insurance operations growth.

•	$23.88 book value, down from $25.75 at December 31, 2008, mainly due to lower investment portfolio valuation.

•	Investment portfolio at March 31, 2009, reflected capital preservation diversification strategy. Investment income declined in the first quarter on portfolio changes and on lower dividends from holdings in the equity portfolio, partially offset by higher interest income from bonds.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 10 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 8).

nm	Not meaningful

Market Challenges Continue
Kenneth W. Stecher, president and chief executive officer, commented, “As anticipated, 2009 is shaping up to be a challenging, transitional year for our company, our industry and our economy. Our first-quarter results affirm that view. At the same time, our progress on key initiatives affirms our confidence that we will emerge a stronger, more competitive company as conditions improve. Looking past 2009 to the 2010-2014 period, we continue to target a five-year value creation ratio of 12 percent to 15 percent growth, reflecting the total of our rate of growth in book value plus the rate of dividend contribution.
“The broader economic and investment market trends and the low pricing trend in commercial insurance all appeared to be in a holding pattern over the first months of 2009 — not getting much worse but not getting much better either. Continued soft pricing and two other items significantly affected our profitability for the first quarter. We announced on April 16 that our property casualty insurance operations — our main business — experienced high catastrophe losses from winter storms. Our claims representatives promptly assisted policyholders in the South, Midwest and East, and as of this week, 88 percent of the more than 8,600 reported claims from those storms are closed. We also reported on April 16 that we strengthened workers’ compensation reserves for claims incurred in prior years, recognizing that loss cost inflation, including medical costs, was higher than previously anticipated.
“We believe consistent and conservative reserving practices are never more important than during a period of economic distress. Likewise, we believe the superior claims service we provide in storm situations is an investment,” Stecher said. “It earns policyholder and agent loyalty, ultimately bringing us new business as policyholders spread the word. Our commitment to high standards of service and a long-term perspective persists through all phases of economic and industry cycles.
“We expect unfavorable economic, investment and insurance pricing trends to continue over the coming months, dampening 2009 results and masking the positive impact of progress on our strategic initiatives — which clearly are not in a holding pattern. Our strong capital, financial flexibility and commitment to our agency-centered business model have allowed us to push steadily forward with diversification of our equity investment portfolio; with geographical expansion that will better spread our risk and reduce our vulnerability to catastrophe losses; with our new surplus lines business; and with technology improvements that are making processing more efficient for our company and our independent agencies.”
Progress On Strategic Initiatives
Stecher continued, “Preserving capital is our first priority, supported by our initiative to diversify our $8.794 billion investment portfolio. At March 31, equity investments accounted for approximately 26.2 percent of our investment portfolio, reduced from 32.9 percent at year-end 2008 and now at the lowest level in many years. In the first quarter, we sold or reduced our holdings of some stocks that had appreciated to our target price, and others where we saw opportunities to improve portfolio diversification. Further, we sold our remaining bank stocks, consistent with our longstanding preference for dividend-paying stocks and the current lack of visibility on resumption of dividends from bank holdings. At quarter-end, no single sector accounted for more than 26 percent of the equity portfolio and no single holding accounted for more than 11 percent.
“Although we have reduced our near term exposure to the equity markets, we intend to continue to include common stocks as a key component of our investing strategy. Currently, we are purchasing more taxable and municipal bonds, which increased our pretax interest income for the first quarter by $20 million compared with interest income at this time last year. The increase was insufficient to offset a $46 million reduction in dividend income. We continue to invest for both income growth and potential for appreciation, anticipating that investment income may resume growth in the second half of the year.
“For our property casualty insurance operations, we are pursuing several new business growth initiatives, both to improve our long-term competitive position and to offset lower written premiums, which have been reduced by our emphasis on selectivity when writing or renewing accounts at prevailing low prices. While we do compete for high quality accounts, we do not aim to offer the lowest price due to the value of our coverages, claims service and multi-year policy contracts.
“New commercial business grew 14.9 percent in the first quarter. To generate increased new business that meets our standards, we continued adding to our sales force, appointing 18 new agencies in the first quarter. We added a third commercial marketing territory in our newest state of operations, Texas, and continued preparing to begin agency selection and marketing in Colorado and Wyoming later this year. Our personal lines operation also expanded in the first quarter; with the addition of Idaho and South Carolina, we now market homeowner and personal auto insurance in 29 states. These expansions help set the stage to diversify catastrophe risk arising from geographical concentration, although it generally takes time for new agency relationships to mature and for written premiums to grow.

“Our strong new business also reflected our agents’ very favorable response to our surplus lines products, available since the first quarter of 2008, when we wrote $1 million of new surplus lines business. Just a year later, our first-quarter 2009 new surplus lines business was $7 million.
“Our technology progress is making it possible to attract more professional agencies as we expand and to increase efficiencies that will save time and money for all of our agencies and our company. These advances also improve service for policyholders and give them more options. First-quarter milestones included enhancement of our claims system to allow many agencies to securely submit notice of loss online and introduction of a new online payment system for personal lines policyholders who are billed by our company instead of their agency. In the second quarter, we plan to begin offering direct billing of workers’ compensation policies.
“Our major projects are on track. We will take a major leap forward before year-end as agencies in 11 states begin using our new commercial policy administration system. It will offer efficiencies such as real time policy quote and issue and payment options including direct billing, monthly payments and electronic funds transfer. We expect this system to have a positive impact on future growth from our agencies.”
Stecher concluded, “First quarter was less than satisfactory for our company, and there are few signs that industry and economic conditions will improve in the near term. We are not daunted. We are carefully managing risk and prudently adapting, all the while working to build more value, service and stability for agents and policyholders, and ultimately more shareholder value.”

Consolidated Property Casualty Insurance Operations

(Dollars in millions; percent change given for dollar amounts	Three months ended March 31,
and point change given for ratios)	2009	2008	Change %

Earned premiums	$732	$751	(2.5)

Loss and loss expenses before catastrophe losses	491	458	7.2
Loss and loss expenses from catastrophe losses	53	43	22.9

Total loss and loss expenses	544	501	8.5
Underwriting expenses	243	240	1.5

Underwriting (loss) profit	$(55)	$10	nm

Other business metrics:
Agency renewal written premiums	$695	$733	(5.2)
Agency new business written premiums	97	76	28.9
Net written premiums	778	776	0.3

Ratios as a percent of earned premiums:			Points

Loss and loss expenses	74.2%	66.7%	7.5
Underwriting expenses	33.3	31.9	1.4

Combined ratio	107.5%	98.6%	8.9

Other business metrics:
Contribution from catastrophe losses	7.2	5.7	1.5
Contribution from prior period reserve development	0.9	(1.8)	2.7
•	$2 million or 0.3 percent increase in first-quarter property casualty net written premiums, as growth in new business offset much of the effect of soft pricing, exposure decreases and disciplined underwriting for renewal business.

•	$21 million increase in 2009 new business written by agencies reflected the contribution from growth initiatives, including $4 million increase from agencies appointed since January 2008 and $6 million increase from surplus lines.

•	.97-to-1 ratio of net written premiums to property casualty statutory surplus for the 12 months ended March 31, 2009, up from 0.89-to-1 ratio for the 12 months ended December 31, 2008.

•	1,141 agency relationships with 1,406 reporting locations marketing standard market property casualty insurance products at March 31, 2009, up from 1,133 agency relationships with 1,387 reporting locations at year-end 2008.

•	First-quarter 2009 GAAP combined ratio increased 8.9 percentage points primarily due to previously announced higher catastrophe losses and unfavorable development on prior accident years loss and loss expense reserves.

			Three months ended March 31,
(In millions, net of reinsurance)			Commercial	Personal
Dates	Cause of loss	Region	lines	lines	Total

2009
Jan. 26-28	Flood, freezing, ice, snow	South, Midwest	$6	$14	$20
Feb. 10-13	Flood, hail, wind, water damage	South, Midwest, East	12	18	30
Feb. 18-19	Wind, hail	South	0	5	5
Development on 2008 and prior catastrophes			(4)	2	(2)

Calender year incurred total			$14	$39	$53

2008
Jan. 4-9	Wind, hail, flood, freezing	South, Midwest	$3	$3	$6
Jan. 29-30	Wind, hail	Midwest	5	5	10
Feb. 5-6	Wind, hail, flood	Midwest	8	9	17
Mar. 14	Tornadoes, wind, hail, flood	South	5	1	6
Mar. 15-16	Wind, hail	South	4	4	8
Development on 2007 and prior catastrophes			(3)	(1)	(4)

Calendar year incurred total			$22	$21	$43

Insurance Segments Highlights
Commercial Lines Insurance Operations

(Dollars in millions; percent change given for dollar amounts	Three months ended March 31,
and point change given for ratios)	2009	2008	Change %

Earned premiums	$557	$574	(3.1)

Loss and loss expenses before catastrophe losses	374	343	9.2
Loss and loss expenses from catastrophe losses	14	22	(37.4)

Total loss and loss expenses	388	365	6.4
Underwriting expenses	181	180	0.1

Underwriting (loss) profit	$(12)	$29	nm

Other business metrics:
Agency renewal written premiums	$557	$588	(5.2)
Agency new business written premiums	76	66	14.9
Net written premiums	626	625	0.1

Ratios as a percent of earned premiums:			Points

Loss and loss expenses	69.8%	63.6%	6.2
Underwriting expenses	32.4	31.4	1.0

Combined ratio	102.2%	95.0%	7.2

Other business metrics:
Contribution from catastrophe losses	2.5	3.9	(1.4)
Contribution from prior period reserve development	1.5	(2.5)	4.0
•	$1 million or 0.1 percent increase in first-quarter commercial lines net written premiums. Lower renewal premiums were offset by growth in new business and the combined impact of reinsurance and adjustments for policies in effect but still in process.

•	$76 million in first-quarter 2009 new commercial lines business written directly by agencies, up 14.9 percent from $66 million in last year’s first quarter. $4 million of increase is from agents appointed since January 2008 and $4 million of increase is from ancillary standard market business from accounts originating from new excess and surplus lines policies.

•	7.2 percentage-point increase in first-quarter 2009 combined ratio primarily due to previously announced strengthening of workers’ compensation loss and loss expense reserves for prior accident years.
Personal Lines Insurance Operations

(Dollars in millions; percent change given for dollar amounts	Three months ended March 31,
and point change given for ratios)	2009	2008	Change %

Earned premiums	$171	$177	(3.0)

Loss and loss expenses before catastrophe losses	113	115	(1.7)
Loss and loss expenses from catastrophe losses	39	21	88.7

Total loss and loss expenses	152	136	12.0
Underwriting expenses	54	59	(6.8)

Underwriting loss	$(35)	$(18)	(99.3)

Other business metrics:
Agency renewal direct written premiums	$137	$146	(6.0)
Agency new business direct written premiums	14	8	67.2
Net written premiums	145	150	(3.5)

Ratios as a percent of earned premiums:			Points

Loss and loss expenses	88.6%	76.7%	11.9
Underwriting expenses	32.1	33.4	(1.3)

Combined ratio	120.7%	110.1%	10.6

Other business metrics:
Contribution from catastrophe losses	22.6	11.6	11.0
Contribution from prior period reserve development	(0.7)	0.7	(1.4)
•	3.5 percent decline in first-quarter personal lines net written premiums. Higher new personal lines business continued to be offset by pricing changes that reduce premiums per policy.

•	$6 million increase in first-quarter 2009 personal lines new business written directly by agencies including $2 million from seven states where writing business or significant expansion of personal lines product offerings and automation capabilities commenced in 2008.

•	10.6 percentage point-increase in the combined ratio driven by an 11.0 percentage-point increase in catastrophe losses.

Life Insurance Operations

(In millions)	Three months ended March 31,
	2009	2008	Change%

Written premiums	$50	$44	14.3

Earned premiums	$33	$29	12.5
Investment income, net of expenses	30	29	2.7
Other income	1	1	(43.5)

Total revenues, excluding realized investment gains and losses	64	59	7.0

Contract holders benefits	39	35	9.0
Expenses	12	12	4.5

Total benefits and expenses	51	47	7.9

Net income before income tax and realized investment gains and losses	13	12	3.3
Income tax	5	4	5.3

Net income before realized investment gains and losses	$8	$8	2.3

•	$50 million in first-quarter 2009 life insurance segment net written premiums. Written premiums include life insurance, annuity and accident and health premiums.

•	6.7 percent increase to $37 million in written premiums for life insurance products in total.

•	12.3 percent rise to $20 million in term life insurance written premiums, reflecting marketing advantages of competitive, up-to-date products, providing close personal attention and offering policies backed by financial strength and stability.

•	1.3 percent rise in face amount of life policies in force to $66.756 billion at March 31, 2009, from $65.888 billion at year-end 2008.

Investment and Balance Sheet Highlights
Investment Operations

	Three months ended March 31,
(In millions)	2009	2008	Change %

Investment income:
Interest	$96	$76	26.4
Dividends	27	73	(63.9)
Other	3	5	(29.7)
Investment expenses	(2)	(2)	(11.5)

Total investment income, net of expenses	124	152	(18.7)

Investment interest credited to contract holders	(16)	(16)	5.8

Realized investment gains and losses summary:
Realized investment gains and losses	52	(16)	nm
Change in fair value of securities with embedded derivatives	(4)	(2)	(54.2)
Other-than-temporary impairment charges	(50)	(214)	76.8

Total realized investment gains and losses	(2)	(232)	99.3

Investment operations income (loss)	$106	$(96)	nm

•	18.7 percent decline in first-quarter 2009 net investment income, due primarily to dividend reductions by equity security holdings.
•	$2 million realized investment loss in first-quarter 2009 compared with realized investment loss of $232 million in first quarter 2008.
•	First-quarter pretax realized investment loss included $50 million non-cash charge for other-than-temporary impairments that recognize significant market value declines, primarily for the fixed-maturities portfolio.

	At March 31,	At December 31,
(Dollars in millions except share data)	2009	2008

Balance sheet data
Invested assets	$8,876	$8,890
Total assets	13,108	13,369
Short-term debt	49	49
Long-term debt	790	791
Shareholders’ equity	3,881	4,182
Book value per share	23.88	25.75
Debt-to-capital ratio	17.8%	16.7%

	Three months ended March 31,
	2009	2008
Performance measures
Value creation ratio	(5.7) %	(5.4) %
•	$9.391 billion in cash and invested assets at March 31, 2009, compared with $9.899 billion at December 31, 2008. Cash and equivalents of $515 million at March 31, 2009, compared with $1.009 billion at December 31, 2008.
•	$6.479 billion A2/A+-average rated bond portfolio at March 31, 2009, reflecting a diverse mix of taxable and tax-exempt securities.
•	$2.302 billion equity portfolio was 25.9 percent of invested assets and included $309 million in pretax unrealized gains at March 31, 2009.
•	Application of new investment parameters led to financial sector holdings at 2.9 percent of publicly traded common stocks portfolio as of March 31, 2009, down from 12.4 percent at year-end 2008.
•	$3.105 billion of statutory surplus for the property casualty insurance group at March 31, 2009, compared with $3.360 billion at December 31, 2008.
•	Value creation ratio decreased due to the decline in the market value of the investment portfolio.
For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2008 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 25. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Further decline in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Events, such as the credit crisis, followed by prolonged periods of economic instability, that lead to:
°	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

°	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

°	Significant rise in losses from surety and director and officer policies written for financial institutions
•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Inadequate estimates or assumptions used for critical accounting estimates

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness

•	Inability to defer policy acquisition costs for our personal lines segment if pricing and loss trends would lead management to conclude this segment could not achieve sustainable profitability

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
°	Multi-notch downgrades of the company’s financial strength ratings

°	Concerns that doing business with the company is too difficult

°	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

°	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
°	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

°	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

°	Increase our expenses

°	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

°	Limit our ability to set fair, adequate and reasonable rates

°	Place us at a disadvantage in the marketplace

°	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings

•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•	Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location

•	Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
* * *

Cincinnati Financial Corporation
Condensed Balance Sheets and Statements of Income (unaudited)

	March 31,	December 31,
(Dollars in millions)	2009	2008

Assets
Investments	$8,876	$8,890
Cash and cash equivalents	515	1,009
Premiums receivable	1,085	1,059
Reinsurance receivable	735	759
Deferred income tax	275	126
Other assets	1,622	1,526

Total assets	$13,108	$13,369

Liabilities
Insurance reserves	$5,666	$5,637
Unearned premiums	1,582	1,544
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debentures due 2028	391	392
Other liabilities	1,189	1,215

Total liabilities	9,227	9,187

Shareholders’ Equity
Common stock and paid-in capital	1,465	1,462
Retained earnings	3,551	3,579
Accumulated other comprehensive income	69	347
Treasury stock	(1,204)	(1,206)

Total shareholders’ equity	3,881	4,182

Total liabilities and shareholders’ equity	$13,108	$13,369

	Three months ended March 31,
(Dollars in millions except per share data)	2009	2008

Revenues
Earned premiums	$765	$780
Investment income, net of expenses	124	152
Realized investment gains and losses	(2)	(232)
Other income	3	4

Total revenues	890	704

Benefits and Expenses
Insurance losses and policyholder benefits	581	536
Commissions	152	150
Other operating expenses	123	118

Total benefits and expenses	856	804

Income Before Income Taxes	34	(100)

Benefit for Income Taxes	(1)	(58)

Net Income (Loss)	$35	$(42)

Per Common Share:
Net income (loss)—basic	$0.22	$(0.26)
Net income (loss)—diluted	$0.22	$(0.26)
* * *

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2009 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas — property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures may improve its understanding of trends in the underlying business and help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•	Written premium adjustment — statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

Cincinnati Financial Corporation
Net Income Reconciliation

Three months ended
(In millions except per share data)	March 31, 2009

Net income	$35
Net realized investment gains and losses	(2)

Operating income	37
Less catastrophe losses	(34)

Operating income before catastrophe losses	$71

Diluted per share data:
Net income	$0.22
Net realized investment gains and losses	(0.01)

Operating income	0.23
Less catastrophe losses	(0.21)

Operating income before catastrophe losses	$0.44

Property Casualty Reconciliation

	Three months ended March 31, 2009
(Dollars in millions)	Consolidated*	Commercial	Personal

Premiums:
Adjusted written premiums — statutory	$755	$603	$145
Written premium adjustment	23	23	0

Reported written premiums — statutory	778	626	145
Unearned premiums change	(46)	(69)	26

Earned premiums	$732	$557	$171

Statutory combined ratio:
Statutory combined ratio	105.1%	99.0%	123.9%
Contribution from catastrophe losses	7.2	2.5	22.6

Statutory combined ratio excluding catastrophe losses	97.9%	96.5%	101.3%

Commission expense ratio	17.7%	16.4%	22.5%
Other expense ratio	13.2	12.8	12.9

Statutory expense ratio	30.9%	29.2%	35.4%

GAAP combined ratio:	107.5%	102.2%	120.7%
Contribution from catastrophe losses	7.2	2.5	22.6

GAAP combined ratio excluding catastrophe losses	100.3%	99.7%	98.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.

*	Consolidated property casualty data includes results from our excess and surplus line of business.